EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550
CERADYNE, INC. REPORTS THIRD QUARTER, NINE-MONTH
2008 FINANCIAL RESULTS
Costa Mesa, Calif.—October 28, 2008—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the third quarter and nine months ended September 30, 2008.
Sales for third-quarter 2008 were $167.7 million, compared with $191.6 million in third-quarter 2007. Net income for third-quarter 2008 decreased by $13.3 million or 40.6% to $19.4 million, or $0.73 per fully diluted share, compared to $32.7 million, or $1.16 per fully diluted share, in the third-quarter of 2007. Net income for third-quarter 2008 includes a previously announced non-recurring pre-tax acquisition related compensation charge of $9.8 million associated with a pre-closing commitment related to SemEquip, Inc., which we acquired in August 2008, to pay incentive compensation to certain employees and advisors and a pre-tax charge of $3.0 million from an other-than-temporary reduction in the value of our investments in auction rate securities. The non-recurring after-tax acquisition related charge amounted to $6.2 million or approximately $0.24 per fully diluted share and the after-tax other-than-temporary reduction in the value of our investments in auction rate securities charge was $1.9 million or approximately $0.07 per fully diluted share. These two charges had a combined negative impact on net income of approximately $0.31 per fully diluted share in the third-quarter 2008.
Gross profit margin was 39.7% of net sales in third-quarter 2008 compared to 39.6% in the same period in 2007. The provision for income taxes was 36.1% in third-quarter 2008, compared to 39.6% in the same period in 2007. Fully diluted average shares outstanding were 26.6 million for the third quarter 2008 compared to 28.1 million for the third quarter 2007. The lower average shares outstanding in the current quarter is due primarily to the repurchase of 1.1 million shares under the Company’s stock repurchase program announced on March 4, 2008.
Sales for the nine months ended September 30, 2008 were $541.3 million, compared with $565.4 million in the same period last year. Net income for the first nine months of 2008 was $85.5 million, or $3.18 per fully diluted share, on 26.9 million shares, compared to $109.0 million, or $3.93 per fully diluted share, on 27.7 million shares, for the nine-month period in 2007. Net income for the first nine months of 2008 includes a non-recurring pre-tax acquisition related compensation charge of $9.8 million related to a pre-closing commitment by SemEquip, Inc., to pay incentive compensation to certain employees and advisors and a pre-tax charge of $3.5 million from an other-than-temporary reduction in the value of our investments in auction rate securities. The non-recurring after-tax acquisition related charge amounted to $6.2 million or approximately $0.23 per fully diluted share and the after-tax other-than-temporary reduction in the value of our investments in auction rate securities charge was $2.3 million or approximately $0.09 per fully diluted share. These two charges had a combined negative impact on net income of approximately $0.32 per fully diluted share for the first nine months of 2008.
Gross profit margin was 39.5% of net sales in the nine months ended September 30, 2008 compared to 40.7% in the same period in 2007. The provision for income taxes was 36.3% in the first nine months of 2008, compared to 37.1% in the same period in 2007.
New bookings for third-quarter 2008 were $119.4 million, compared to $163.6 million for the same period last year. For the first nine months of 2008, new bookings were $476.6 million, compared to $395.3 million for the comparable period last year.

Total backlog as of September 30, 2008 was $174.9 million, compared to total backlog at September 30, 2007 of $173.1 million.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “I think it would be helpful to our shareholders if I explained certain activities which Ceradyne management is focusing on for the future. Additionally, because of the state of the capital markets, I will discuss the Company’s strong balance sheet as well as review the balance of 2008 and provide our initial guidance for 2009.
With the additional visibility we have for Q4 2008, we now provide revised guidance for all of 2008 as follows:
•	Sales range from $695 million to $700 million

•	Earnings range from $4.00 to $4.15 per fully diluted share.
The foregoing includes the negative impact of the above discussed $0.32 per fully diluted share which is made up of the non-recurring pre-tax charges of $9.8 million related to the SemEquip acquisition and the $3.5 million pre-tax other-than-temporary reduction in the value of our investments in auction rate securities.
We believe our shipments of XSAPI body armor in the fourth quarter will be modest and will consist primarily of the First Article Test parts.
“In October 2008, we received the largest contract ever awarded to Ceradyne for the next generation of ceramic body armor plates, XSAPI, as well as for the current ESAPI plates, from the U.S. Army REDCOM, Aberdeen Proving Grounds, Maryland. Of this $2.37 billion ID/IQ (Indefinite Delivery/Indefinite Quantity) 5-year contract, we have now received approximately $73 million in initial orders consisting of First Article Test parts, as well as production components. On Monday, October 27, 2008, the Department of the Army issued a 120-day “Stop Work Order” on the Initial Production Delivery Order 0002 for $72 million but not on the Initial First Article Test Order 0001 on this ID/IQ contract. We believe that this Stop Work Order is attributable to a protest filed by BAE Systems. We anticipate the protest will be resolved in a short period of time.
Although the ID/IQ contract is for both XSAPI and ESAPI body armor, we expect the Army to primarily order only XSAPI under this contract, which would most likely result in total orders under this 5-year procurement of less than the full $2.37 billion contract amount.
“Although we believe that the government may increase its requirements for XSAPI to a “pure fleet” (i.e., full deployment of XSAPI) strategy, we cannot project that decision at this time. Assuming our normal order flow of SAPI, ESAPI sustainment, non “pure fleet” XSAPI, and Special Forces armor, we expect our body armor shipments will be approximately $125 million less in 2009 than in 2008. This reduction in shipments will be partially offset by increased sales of our ceramic crucibles for solar cell applications, which we anticipate will double to about $80 million in 2009, and increased sales in other non-defense areas, such as by our ESK Ceramics subsidiary in Kempten, Germany. Assuming no “pure fleet” increase in Army related XSAPI, our initial guidance for 2009 is as follows:
•	Sales range from $640 million to $650 million

•	Earnings range from $3.00 to $3.25 per fully diluted share
“This assumes an annual tax rate of 36% with fully diluted average shares of 26.5 million.”

Mr. Moskowitz continued: “As of September 30, 2008, our cash, cash equivalents, restricted cash and short-term investments totaled approximately $215 million. In addition, we have approximately $29 million in auction rate securities which are classified as long-term investments due to their illiquid status.”
Joel Moskowitz further stated, “Ceradyne management will continue to focus on the areas we have repeatedly discussed. These include acquisitions, defense products including armor for military vehicles, solar energy and ceramics for the smelting of aluminum. Also, it is interesting to note that with the projected decline of body armor shipments, our 2009 guidance includes revenues from body armor equal to only about 40% of total net sales, down from over 80% less than two years ago. The Company anticipates further growth in non-defense products and will continue to generate strong monthly cash flow in 2009.”
Mr. Moskowitz added: “We plan to expand all areas of our operations, particularly industrial and solar related. We are evaluating new operations in China and Singapore and anticipate expansion of our operations in Germany and Atlanta, Georgia.”
Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss its 2008 third quarter results. To participate in the teleconference, please call toll free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 68371741. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PDT today through 9:00 p.m. PDT on October 30, 2008. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 68371741.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
NET SALES	$167,746	$191,606	$541,258	$565,408
COST OF GOODS SOLD	101,082	115,819	327,504	335,125

Gross profit	66,664	75,787	213,754	230,283
OPERATING EXPENSES
Selling	8,443	6,872	24,966	19,617
General and administrative	11,703	11,280	35,208	30,218
Acquisition related charge	9,783	—	9,783	—
Research and development	4,527	5,680	10,979	13,561

	34,456	23,832	80,936	63,396

INCOME FROM OPERATIONS	32,208	51,955	132,818	166,887

OTHER INCOME (EXPENSE):
Royalty income	5	30	65	105
Interest income	1,772	3,281	6,273	9,542
Interest expense	(1,026)	(1,094)	(3,130)	(3,154)
Miscellaneous	(2,581)	(103)	(1,908)	54

	(1,830)	2,114	1,300	6,547
INCOME BEFORE PROVISION FOR INCOME TAXES	30,378	54,069	134,118	173,434
PROVISION FOR INCOME TAXES	10,979	21,419	48,621	64,392

NET INCOME	$19,399	$32,650	$85,497	$109,042

BASIC INCOME PER SHARE	$0.74	$1.20	$3.22	$4.00

DILUTED INCOME PER SHARE	$0.73	$1.16	$3.18	$3.93

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	26,272	27,304	26,568	27,231
DILUTED	26,563	28,052	26,888	27,766

CERADYNE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$204,486	$155,103
Restricted cash	2,699	2,660
Short-term investments	7,900	29,582
Accounts receivable, net of allowances for doubtful accounts of approximately $1,038 and $792 at September 30, 2008 and December 31, 2007, respectively	64,138	85,346
Other receivables	8,360	5,704
Inventories, net	101,039	92,781
Production tooling, net	13,997	16,632
Prepaid expenses and other	29,880	12,391
Deferred tax asset	12,816	12,455

TOTAL CURRENT ASSETS	445,315	412,654

PROPERTY, PLANT AND EQUIPMENT, net	252,461	243,892
LONG TERM INVESTMENTS	29,489	38,089
INTANGIBLE ASSETS, net	84,491	37,578
GOODWILL	46,484	46,848
OTHER ASSETS	3,731	4,225

TOTAL ASSETS	$861,971	$783,286

CURRENT LIABILITIES
Accounts payable	$29,156	$35,990
Accrued expenses	26,492	22,483
Income taxes payable	788	258

TOTAL CURRENT LIABILITIES	56,436	58,731
LONG-TERM DEBT	121,000	121,000
EMPLOYEE BENEFITS	14,102	13,650
OTHER LONG TERM LIABILITY	41,501	4,985
DEFERRED TAX LIABILITY	5,677	6,291

TOTAL LIABILITIES	238,716	204,657
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 26,273,611 and 27,318,530 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	264	272
Additional paid in capital	154,430	185,702
Retained earnings	446,798	361,301
Accumulated other comprehensive income	21,763	31,354

TOTAL SHAREHOLDERS’ EQUITY	623,255	578,629

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$861,971	$783,286

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,497	$109,042
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	30,122	17,948
Deferred income taxes	421	(2,014)
Stock compensation	2,233	1,842
Loss on marketable securities	3,545	—
Loss on equipment disposal	125	794
Change in operating assets and liabilities (net of effect of businesses acquired):
Accounts receivable, net	22,680	(12,995)
Other receivables	(3,597)	(1,735)
Inventories, net	(5,079)	(16,927)
Production tooling, net	2,597	1,480
Prepaid expenses and other assets	(18,005)	(1,167)
Accounts payable and accrued expenses	(5,456)	(4,418)
Income taxes payable	549	(11,042)
Other long term liability	10,350	6,964
Employee benefits	1,014	1,237

NET CASH PROVIDED BY OPERATING ACTIVITES	126,996	89,009

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(35,938)	(28,343)
Changes in restricted cash	(39)	(2,633)
Purchases of marketable securities	—	(363,317)
Proceeds from sales and maturities of marketable securities	21,700	397,912
Cash paid for acquisitions, net of cash received	(26,855)	(98,606)
Proceeds from sale of equipment	24	—

NET CASH USED IN INVESTING ACTIVITIES	(41,108)	(94,987)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock due to exercise of options	302	603
Proceeds from issuance of stock for stock plans	—	1,085
Excess tax benefit due to exercise of stock options	287	4,133
Shares repurchased	(34,919)	—
Other	—	48

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(34,330)	5,869

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2,175)	1,708

INCREASE IN CASH AND CASH EQUIVALENTS	49,383	1,599
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	155,103	13,547

CASH AND CASH EQUIVALENTS, END OF PERIOD	$204,486	$15,146

SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES:
Interest paid	$1,744	$1,756
Income taxes paid	$62,692	$67,286